Exhibit (4)(c)(12)


Mellon Business Credit
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December 30, 1998

Mr. Kent Anderson
Chairman of the Board
B.B. Walker Company
414 E. Dixie Drive
Asheboro, NC   27203

Dear Kent:

As you have requested, Mellon Business Credit has approved a modification in the method of calculation of your financial covenants. With the change in the date of expiration of the term Facility to June 30, 1999, all of that debt must be classified as short term for accounting purposes.

By this letter, Mellon approves that that portion of the Mellon Term Facility that would otherwise have been due greater than one year hence, had the expiration of the Term Facility not been modified, shall be permitted to be classified as long term debt for covenant calculation purposes.

This modification will apply only through June 30, 1999. Failure by B.B. Walker Company, Inc. to sell their Asheboro, NC facility and thus pay off this term debt or seek an alternative solution acceptable to Mellon will constitute an event of default.


Sincerely,

ROGER D. ATTIX
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Roger D. Attix
Vice President
Mellon Business Credit
Mellon Bank Center
1735 Market Street
Philadelphia, PA  19101-7899

RDA:mjs


ACKNOWLEDGED:

KENT T. ANDERSON
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Kent T. Anderson
Chairman of the Board